                                                                                                                                                                 Exhibit 99.2

Intelsat-PanAmSat Merger Approved by FCC

Pembroke, Bermuda, June 20, 2006 – The U.S. Federal Communications Commission announced yesterday that it has approved the merger of a subsidiary of Intelsat, Ltd., with PanAmSat Holding Corporation (NYSE: PA). Noting that the transaction was unopposed, the FCC Commissioners found that “the transaction will be in the public interest,” and they therefore granted Intelsat’s application for a transfer of control of PanAmSat’s FCC licenses. No other regulatory approvals are required, in the United States or elsewhere, prior to the closing of the transaction.

Intelsat announced that it is planning on completing the PanAmSat transaction on July 3, 2006. Its Chief Executive Officer, David McGlade, said: “The closing of the merger will open a new chapter for our industry and our customers, who will benefit from expanded services and improved network flexibility and resilience as we bring together these two great companies. Serving our customers with innovation and quality is our highest priority, and the first step in accomplishing that objective is through implementing a seamless integration.”

“The FCC recognized the many benefits of this merger in finding it to be in the public interest,” said Phillip Spector, Executive Vice President & General Counsel of Intelsat. “We are appreciative that so many of our customers filed comments with the FCC in support of the merger.”

Intelsat and PanAmSat announced their merger agreement on August 29, 2005. Under the agreement, Intelsat will acquire PanAmSat for $25 per share in cash, or approximately $3.2 billion in the aggregate (plus a pro rata share of undeclared regular quarterly dividends, if any, for the quarter in which the merger is completed). In addition, $3.2 billion in debt of PanAmSat and its subsidiaries will remain outstanding or be refinanced. Closing of the transaction is subject, among other things, to the receipt of financing by Intelsat.

About Intelsat

Intelsat is a global communications provider offering flexible and secure services to customers in over 200 countries and territories. Intelsat has maintained a leadership position for over 40 years by distributing video, voice, and data for television and content providers, government and military entities, major corporations, telecommunications carriers, and Internet service providers. Intelsat's reach, power and expanding solutions portfolio deliver information reliably and quickly to every corner of the globe.

Investor Relations and Media Contact:

Dianne VanBeber
Vice President, Investor Relations and Corporate Communications
dianne.vanbeber@intelsat.com
+1 202 944 7406

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Intelsat Safe Harbor Statement: Some of the statements in this news release constitute "forward-looking statements" that do not directly or exclusively relate to historical facts. The forward-looking statements made in this release reflect Intelsat's intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, including known and unknown risks, uncertainties and other factors, many of which are outside of Intelsat's control. Important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements include known and unknown risks. Known risks include, but are not limited to, Intelsat's inability to secure the necessary financing for, and to complete, its proposed acquisition of PanAmSat Holding Corporation. Detailed information about some of the known risks is included in Intelsat's annual report on Form 10-K for the year ended December 31, 2005 and Intelsat's registration statement on Form S-4 on file with the U.S. Securities and Exchange Commission. Because actual results could differ materially from Intelsat's intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements contained in this news release with caution. Intelsat does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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